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                                                                      EXHIBIT 99

Torchmark Corporation
2001 Third Avenue South
Birmingham, Alabama  35233
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NEWS RELEASE                                               TORCHMARK
                                                           CORPORATION
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Contact:  Joyce Lane                                       NYSE Symbol:  TMK
          (972) 569-3627                                   For Immediate Release
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                 TORCHMARK ANNOUNCES SPINOFF OF WADDELL & REED

     Birmingham, Alabama, October 16,1998...Torchmark Corporation (NYSE: TMK), announced today that it has received from the Internal Revenue Service a tax ruling favorable to Torchmark's proposed tax free distribution of all its shares of Waddell & Reed Financial, Inc. (NYSE: WDR) common stock to Torchmark shareholders. As a result, on November 6, 1998, Torchmark will distribute the Waddell & Reed shares to Torchmark shareholders of record as of October 23, 1998. For each 10 Torchmark shares held, Torchmark shareholders will receive approximately 3 shares of Waddell & Reed.

     Torchmark currently holds 8.0 million of the 32.1 million outstanding shares of Waddell & Reed's Class A common stock and all of the 34.3 million outstanding shares of Waddell & Reed's Class B common stock. On the distribution date, each Torchmark shareholder of record will receive a combination of Waddell & Reed Class A and Class B common shares in the same proportion as currently held in the aggregate by Torchmark. Accordingly, for each Torchmark share held as of October 23, 1998, a Torchmark shareholder will receive .0569 share of Waddell & Reed Class A common stock and .2447 share of Waddell & Reed Class B common stock. Torchmark shareholders will be paid cash in lieu of any fractional Waddell & Reed shares that result from this distribution.

     Torchmark also announced today that the Board of Directors has declared a cash dividend on the Company's outstanding common stock of record held as of the close of business on October 23, 1998, to be paid on October 30, 1998. The third quarter 1998 cash dividend is a total of $0.13 per share consisting of $0.09 per share attributable to Torchmark common shares and $0.04 per share attributable to the Waddell & Reed common shares to be distributed to Torchmark shareholders on November 6, 1998. Waddell & Reed's declared third quarter 1998 dividend is $0.1325 per Waddell & Reed share and, as described above, Torchmark shareholders will receive about 3 shares of Waddell & Reed for each 10 shares of Torchmark they hold. As a result, the portion of this quarter's dividend payable from Torchmark that is attributable to the newly distributed Waddell & Reed

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shares is $0.04 per Torchmark share ($0.1325 x 3/10). In the future, Waddell &
Reed shareholders will receive dividends on all of the Class A and Class B shares directly from Waddell & Reed, and Torchmark shareholders will receive cash dividends from Torchmark attributable only to Torchmark common stock.

     As a result of the spinoff, the operating results of Waddell & Reed will be reclassified as "discontinued operations" in Torchmark's financial reports for all previous financial periods. Torchmark disclosed that total costs related to the completion of the spinoff were approximately $53 million, including the previously disclosed $50 million corporate tax expense. These costs will be reflected in "discontinued operations" in Torchmark's third quarter 1998 earnings report.

     Torchmark emphasized that it will reactivate its share repurchase program subsequent to the Waddell & Reed distribution and may, from time to time, purchase Torchmark shares both in the open market and in privately negotiated transactions as market conditions warrant. As in the past, share repurchases are an important part of Torchmark's program to enhance shareholder value.
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                                 SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              TORCHMARK CORPORATION


Date: October 19, 1998        /s/ Michael J. Klyce
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                              Michael J. Klyce
                              Vice President and Treasurer